Exhibit 2.1

The Fairmont Scottsdale Princess

PURCHASE AND SALE AGREEMENT

BETWEEN

SCOTTSDALE PRINCESS PARTNERSHIP,

a general partnership formed under the laws of Arizona

AS SELLER

AND

SHR SCOTTSDALE, L.L.C.,

a Delaware limited liability company

AS PURCHASER

June 30, 2006

i

(continued)

		Page
4.7	Accounts Receivable and Accounts Payable	13

4.8	Cash; House Banks; Reserves	14

4.9	Reservation and Other Deposits	14

4.10	Safes and Baggage	14

4.11	Employees; 401(k) Plan	15

4.12	Property Not Included In Sale	15

4.13	Settlement of Apportionments	15

4.14	Closing Costs	16

4.15	Utility Services and Deposits	16

4.16	Capital Programs	17

4.17	Post-Closing Adjustments and Collections	17

4.18	Conditions Precedent to Obligation of Purchaser	16

4.19	Conditions Precedent to Obligation of Seller	17

4.20	Report of Bulk Sale	17

4.21	Notice of Mortgage, Pledge or Purchase	17

ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS		18

5.1	Representations and Warranties of Seller	18

5.2	Knowledge Defined	20

5.3	Survival of Seller’s Representations and Warranties	20

5.4	Covenants of Seller	21

5.5	Representations and Warranties of Purchaser	22

5.6	Survival of Purchaser’s Representations and Warranties	22

5.7	Covenants of Purchaser	22

5.8	Alcoholic Beverage Licenses	23

(continued)

(continued)

(continued)

		Page
10.24	Survival	33

10.25	Exclusivity	33

10.26	Title Company’s Agreement	33

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made to be effective as of the 30th day of June, 2006 (the “Effective Date”), by and between Scottsdale Princess Partnership, a general partnership formed under the laws of Arizona (“Seller”), having an office at 100 Wellington Street West, Suite 1600, Toronto, Ontario, Canada M5K 1B7 and SHR Scottsdale, L.L.C., a Delaware limited liability company (“Purchaser”), having an office at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) Fee simple ownership of that certain land more particularly described on Exhibit A-1 (the “Fee Component”) and Seller’s leasehold interest under the Ground Lease (as defined below) in that certain land more particularly described on Exhibit A-2, each situated in Scottsdale, Arizona, and together with all and singular the rights and appurtenances pertaining to such land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in this clause (a) of Section 1.1 is referred to collectively as the “Land”). The term “Ground Lease” shall refer to that certain Lease dated as of December 30, 1985, by and between the City of Scottsdale, Arizona, as landlord, and the Scottsdale Princess Partnership, as tenant, as amended by amendments dated as of November 17, 1986, April 4, 1995, December 23, 2002 (including both a 3rd amendment and a Wall and Sign Agreement) and reflected in a Memorandum of Ground Lease and Right of First Refusal dated as of November 21, 1986;

(b) the buildings, structures, fixtures and other improvements on the Land, including, without limitation, that certain hotel facility (“Hotel”) having approximately 651 guest rooms, commonly known as “The Fairmont Scottsdale Princess”, and related facilities and improvements (collectively, the “Improvements”);

(c) all tangible personal property upon the Land or within the Improvements, used in connection with the operation of the Land and the Improvements, but excluding those items described on Exhibit B (the property described in clause (c) of this Section 1.1 is referred to collectively as the “Personal Property”);

(d) all of Seller’s right, title and interest in and to those leases (the “Leases”) more fully described on Exhibit C (the “Lease Schedule”);

(e) all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Operating Agreements”) relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of “Closing” (as such term is defined in Section 4.1) and (ii) all assignable existing warranties and guaranties issued to Seller in connection with the Improvements or the Personal Property (the property described in this clause (e) of Section 1.1 is referred to collectively as the “Intangibles”);

(f) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, the “Licenses”), including, without limitation, those with respect to use, utilities, building, fire, life safety, traffic and zoning (but excluding any alcoholic beverage licenses);

(g) all of Seller’s right, title and interest in and to all inventories of supplies used in connection with the operation of the Hotel, including, without limitation, paper goods, brochures, office supplies, unopened food and beverage inventory (subject to the payment required under Section 4.6 and excluding alcoholic beverages, which shall be transferred only in accordance with Section 5.8), chinaware, glassware, flatware, table linens, soap, gasoline, fuel oil, and other operational and guest supplies currently located at the Hotel, subject to depletions, replacements and additions in the ordinary course of operating the Hotel (provided that Seller shall maintain its normal replenishment and replacement expenditures for such inventories until the date of Closing), and subject to any applicable transfer and use restrictions set forth in the Operating Agreements or the Leases (collectively, the “Inventory”);

(h) the books, records, files, guest registers, rental and reservation records, any customer or frequent guest lists of Seller, maintenance records and any plans, specifications and operating manuals of or held in connection with the operation and maintenance of the Hotel (collectively, the “Books”), exclusive of (i) original Books which Seller desires to retain, provided that Seller provides copies thereof to Purchaser, (ii) Seller’s income tax and accounting records, and (iii) any “Proprietary Materials” of Fairmont Hotels & Resorts (U.S.) Inc. (“Operator”), as defined in the Hotel Management Agreement (the “New HMA”) attached to this Agreement as Exhibit O;

(i) the advance reservations and bookings for the Hotel, as the same may be amended, canceled and renewed (the “Reservations”) and advance deposits made in respect thereof (the “Reservation Deposits”); and

(j) all of Seller’s right, title and interest in and to all intangible personal property relating solely to ownership and operation of the Land, Hotel and Improvements, including, without limitation, names related to the Hotel and all related goodwill and domain names, excepting, however, any Operator Names, Operator Symbols or other Proprietary Materials of Operator, all as defined in the New HMA. The property described in this clause (j) of Section 1.1 is referred to as the “Intellectual Property.”

1.2 Property Defined. The property described in Section 1.1 is referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, permitted exceptions pursuant to Article II (collectively, the “Permitted Exceptions”).

1.4 Purchase Price. Seller shall sell and Purchaser shall purchase the Property for a total of THREE HUNDRED SIXTY MILLION DOLLARS ($360,000,000) (the “Purchase

Price”), as increased or decreased by prorations and adjustments provided for in this Agreement. Seller and Purchaser acknowledge and agree that (a) Three Hundred Forty Four Million Dollars ($344,000,000) of the Purchase Price is allocable to the Land and the Improvements and (b) Fifteen Million Dollars ($15,000,000) of such figure is allocable to the Residential Development Parcel. Seller and Purchaser shall complete and sign a conveyance tax certificate required in connection with the transaction setting forth information consistent with the agreement set forth in clause (a).

1.5 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments provided for in this Agreement and less the amount of the Deposit (as defined and payable by Purchaser in accordance with Section 6.1 below), shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Lawyer’s Title Insurance Corporation (“Title Company”) in writing to Purchaser prior to the Closing. Said funds shall be so deposited at least one (1) business day prior to the date of Closing.

1.6 Delivery to Title Company. Upon mutual execution of this Agreement, the parties shall deposit an executed copy of this Agreement with Title Company and this Agreement shall (along with the escrow instructions described in Section 1.6 and such supplementary instructions not inconsistent with this Agreement as either party hereto may deliver to Title Company) serve as escrow instructions to Title Company for the consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

1.7 1031 Exchange. If any party hereto elects (the “Electing Party”) to conduct a tax free exchange under Section 1031 of the Internal Revenue Code, as amended, then the other party hereto agrees to cooperate (the “Cooperating Party”) with the Electing Party in conducting such tax free exchange under such Section 1031 of the Code relating to this transaction. In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys’ fees and costs of litigation, that the Cooperating Party may suffer or incur by reason of such exchange. Purchaser and Seller expressly reserve the right to assign their rights, but not their obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. Each Cooperating Party agrees to cooperate, but at no cost, expense or risk to said Cooperating Party, and take any actions reasonably requested by the Electing Party to cause such exchange to be consummated and to qualify as a like kind exchange under such Section 1031 of the Code, including, but not limited to, (a) permitting this Agreement to be assigned to a Qualified Intermediary and (b) conveying the Property to, or at the direction of, the Qualified Intermediary. In no event, however, shall any such exchange extend, delay or otherwise adversely affect the Closing Date (except as contemplated in Section 4.1, below). The provisions of this Section shall survive the Closing. All references in this paragraph to tax-free exchange under Section 1031 of the Code shall include “reverse exchanges” as set forth in Revenue Procedure 2000-37, 2000-2 C.B. 308..

ARTICLE II

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Purchaser has obtained from the Title Company an ALTA Commitment for Title Insurance dated June 20, 2006 and issued under File No. 01550233 (the “Title Commitment”) covering the Property. Purchaser shall have until the close of the Inspection Period (as defined below) to review the Title Commitment and at Closing to obtain from the Title Company an owner’s policy of title insurance in the full amount of the Purchase Price pursuant to Section 2.4.

2.2 Survey. The parties acknowledge that Seller has delivered to Purchaser and the Title Company Seller’s existing ALTA survey of the Property (the “Survey”). Purchaser may, at its sole cost and expense, update and recertify the Survey.

2.3 Title Objections; Cure of Title Objections. Purchaser acknowledges that any item contained in the Title Commitment or any matter shown on the Survey shall be deemed a Permitted Exception, provided that Seller agrees that, in any event, all monetary liens (other than liens for bonds and special assessments that are not yet due and payable) consisting of (A) any mortgage, security agreement or other encumbrance granted by Seller or expressly assumed by Seller, (B) any federal or state income tax liens against Seller, (C) any judgment liens against Seller and (D) any inchoate mechanics’ liens arising out of any work of improvement performed at Seller’s request and not subject to proration pursuant to this Agreement, as applicable, shall be removed at Seller’s sole cost and expense on or prior to the Closing Date and shall not be treated as Permitted Exceptions.

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such title to the Property as will enable the Title Company to issue to Purchaser an ALTA extended coverage owner’s policy of title insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price and in such form and with such endorsements as shall be agreed by Purchaser and Title Company prior to expiration of the Inspection Period. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) The terms of the Ground Lease;

(b) the rights of tenants, as tenant only, under the Leases;

(c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(d) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

(e) items appearing of record or shown on the Survey, general and specific plans and development permits, and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5.

In connection with issuance of the Title Policy, Seller shall deliver to Title Company customary certifications and affidavits to the Title Company, including certifications and affidavits relating to the status of leases and mechanics’ liens, but shall not be required to escrow any monies with the Title Company in connection therewith.

2.5 Pre-Closing “Gap” Title Defects. In the event that any matters of record are not identified in the Title Commitment, the Survey or by Purchaser during the Inspection Period or otherwise arise only following the close of the Inspection Period (“Intervening Title Matters”), such matters shall be treated as Permitted Title Exceptions for all purposes, unless Purchaser shall have furnished a notice to Seller of an objection to such Intervening Title Matters not later than the Closing Date setting forth the nature of the Intervening Title Matter in reasonable detail. In the event Purchaser shall so notify Seller of objections to Intervening Title Matters, Seller shall have the right, but not the obligation, to cure such objections. Seller shall notify Purchaser in writing prior to the earlier of (a) two business days following receipt of Purchaser’s notice of any objection or (b) the Closing whether Seller elects to attempt to cure such objections. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2, Seller shall have until the Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed thirty (30) days after the date for Closing set forth in Section 4.1. If Seller elects not to cure any objections to Intervening Title Matters specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any Intervening Title Matters objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and thereafter neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any Intervening Title Matter objection; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof; Purchaser shall, prior to the Closing, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii) of this Section 2.3. For the purposes of this Section 2.5, Seller shall be deemed to have effected a cure of a title objection if the Title Company is willing fully to insure over such matters by endorsement or otherwise, in form reasonably satisfactory to Purchaser and without the payment of any premium or charge other than premiums or charges Seller, in its discretion, shall undertake to bear.

ARTICLE III

INSPECTION PERIOD

3.1 Right of Inspection. Prior to execution of this Agreement by Seller and Purchaser, Seller granted to Purchaser, and Purchaser exercised, certain rights of inspection and investigation of the Property. During such pre-Agreement period Purchaser has had and following the execution of this Agreement Purchaser shall have the continuing right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the Operator or elsewhere as the same may be located, any operating files maintained by Seller or Operator in connection with the ownership, operations, current maintenance and management of the Property, including, without limitation, the Ground Lease, Leases, lease files, Operating Agreements, the Licenses, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, but excluding materials not directly related to the operations, current maintenance or management of the Property such as, without limitation, Seller’s internal memoranda, financial projections, budgets (except as prepared for the Property by Operator), appraisals, any information or software proprietary to Operator, Seller’s accounting and tax records and similar proprietary, elective or confidential information, Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenants or Hotel guests nor shall Purchaser’s inspection damage the Property in any respect. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent, which shall not be unreasonably withheld), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Following each entry by Purchaser with respect to inspections or tests on the Property, Purchaser shall restore the Property to a condition which is as near to its original condition as existed prior to any such inspections or tests. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact any tenants or guests of the Property or any parties to the Contract Estoppels without obtaining Seller’s prior written consent, shall not disrupt Seller’s or any tenant’s activities on the Property and shall not conduct any interviews with employees at the Hotel, without obtaining Seller’s prior written consent, other than the following members of the Hotel’s executive staff: the General Manager and the Controller. Purchaser agrees to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents, whether occurring prior to or following the Effective Date, but which shall not include pre-existing conditions discovered by Purchaser during such inspection. Notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser.

3.2 Right of Termination. In the event Purchaser determines (such determination to be made in Purchaser’s sole discretion) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller at any time prior to 5 p.m. Phoenix time on June 26, 2006 (the “Inspection Period”). If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 2.5) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms and conditions of this Agreement.

ARTICLE IV

CLOSING

4.1 Time. The Parties shall conduct an escrow closing (the “Closing”) on September 1, 2006, as the same may be extended to pursuant to Section 2.3 or 2.5 (the “Closing Date”) or such other earlier date as to which the parties may agree. Seller may, by written notice to Buyer (the “Closing Notice”), elect to either (a) accelerate the Closing Date by no more than ten (10) days, or (b) extend the Closing Date by no more than ten (10) days. The accelerated or extended Closing Date must be specified in the Closing Notice and must be at least five (5) business days after the date on which the Closing Notice is delivered to Purchaser. In the event the Closing does not occur on or before the Closing Date, the Title Company shall, unless it is notified by both Seller and Purchaser to the contrary within three (3) business days after the Closing Date, return to the depositor thereof items which were deposited thereunder; any such return shall not, however, relieve either party of any liability it may have for its wrongful failure to close. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

4.2 Seller’s Obligations at Closing. Not less than two (2) business days prior to Closing, Seller shall deliver to Title Company:

(a) a duly executed and notarized deed in the form of Exhibit F-1 (the “Deed”), conveying the Fee Component of the Land and Improvements, subject only to the Permitted Exceptions;

(b) four (4) duly executed and notarized counterparts of an assignment and assumption of the Ground Lease in the form of Exhibit F-2 (the “GL Assignment”);

(c) four (4) duly executed counterparts of a bill of sale in the form of Exhibit G;

(d) four (4) duly executed counterparts of an assignment and assumption agreement with respect to the Leases in the form of Exhibit H;

(e) four (4) duly executed counterparts of an assignment and assumption agreement with respect to the Operating Agreements, the Licenses, other Intangibles and the Intellectual Property, in the form of Exhibit I;

(f) duly executed notices in form set forth as Exhibit J which Purchaser shall send to tenants informing them of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under the Leases shall be paid as set forth in the notice;

(g) a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.18(b). If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(h) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(i) four (4) duly executed counterparts of an affidavit by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit K;

(j) [Intentionally Deleted];

(k) the Leases, Operating Agreements and Licenses, if any, in the possession of Seller or Seller’s agents (over whom Seller has control), together with such property files and records which are material in connection with the continued operation, leasing and maintenance of the Property which, at Purchaser’s election, may be delivered outside of Escrow on the Closing Date;

(l) subject to the provisions of Section 5.4(b), duly executed copies of the Ground Lease Estoppel and any Tenant Estoppels and Contract Estoppels;

(m) four (4) duly executed counterparts of a Designation Agreement in the form of Exhibit M, which Designation Agreement names the Title Company as the “Reporting Person” under Section 6045(e) of the Internal Revenue Code (the “‘Designation Agreement”);

(n) four (4) duly executed counterparts of the New HMA between Operator and Purchaser in the form of Exhibit O;

(o) four (4) duly executed counterparts of a written termination of that certain Hotel Management Agreement dated as of June 15, 1999, by and between Seller and C.P. Hotels (U.S.) 1998 Inc. (predecessor-in-interest to Operator) (the “Current HMA”);

(p) four (4) duly executed and notarized counterparts of the Residential Expansion Parcel Agreement, in the form of Exhibit R (the “Residential Expansion Parcel Agreement”), governing Seller’s participation in any future development on the 10 acre development parcel identified in the Residential Expansion Parcel Agreement; and

(q) such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement.

At the Closing, Seller shall deliver to Purchaser possession and occupancy of the Property, subject to the New HMA and the other Permitted Exceptions. Purchaser shall cooperate with

Seller for a period of seven (7) years after the Closing in case of Seller’s need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing.

4.3 Purchaser’s Obligations at Closing. Not later than two (2) business days prior to Closing (except as expressly set forth in subparagraphs (a) and (b) below with respect to the Purchase Price and the Working Capital Deposit), Purchaser shall deliver to Title Company:

(a) not later than 10:00 a.m. local time at the Property on the day of Closing (which deadline Purchaser acknowledges to be of the essence and a material covenant), the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5;

(b) not later than 10:00 a.m. local time at the Property on the day of Closing (which deadline Purchaser acknowledges to be of the essence and a material covenant), the amount to be deposited by Purchaser into the Agency Account of the Hotel as initial Working Capital (less any cash in the Hotel’s tills retained by Purchaser and credited to Seller pursuant to Section 4.8 below) (the “Working Capital Deposit”), all as defined in and in accordance with the New HMA;

(c) a duly executed and notarized counterpart of the instrument described in Section 4.2(a);

(d) four (4) duly executed and notarized counterparts of the instruments described in Sections 4.2(b) and 4.2(p);

(e) four (4) duly executed counterparts of the instruments described in Sections 4.2(c), 4.2(d), 4.2(e), 4.2(f), 4.2(m), and 4.2(n);

(f) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(g) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4 Title Company’s Obligations at Closing. At Closing, Title Company (subject to the parties joint determination to accomplish any or all of the following outside of the escrow conducted by the Title Company) shall:

(a) deliver to Seller (i) the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided and (ii) deliver to the Operator the full amount of the Working Capital Deposit;

(b) record and file the Deed, the GL Assignment and the Residential Expansion Parcel Agreement in the appropriate official recorder’s office in Maricopa County, Arizona;

(c) deliver to each of Seller and Purchaser two (2) fully executed counterparts of the instruments described in Sections 4.2(c), 4.2(d), 4(e), and 4.2(n);

(d) deliver to Purchaser fully executed originals of the notices described in Section 4.2(e) and the certificate described in Section 4.2(f), and deliver copies of each of such instruments to Seller;

(e) deliver to each of Seller and Purchaser a fully executed counterpart of the documents described in Sections 4.2(h), 4.2(i), 4.2(l), 4.2(m) and 4.2(o); and

(f) deliver to Seller and Purchaser settlement statements prepared by Title Company and approved by Seller and Purchaser not less than two (2) business days prior to the Closing.

4.5 Apportionments. The following apportionments shall be made between Seller and Purchaser as of 11:59 p.m. local time at the Property, on the day immediately preceding the Closing Date (the “Apportionment Date”).

(a) Amounts paid or payable under the Leases, under any new leases executed after the date of this Agreement pursuant to the provisions hereof and under all Operating Agreements. At the Closing, Seller shall either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rentals or otherwise as provided in the Leases). Unpaid and delinquent rent under the Leases collected by Seller or Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall deliver to Purchaser any such rent relating to the date of Closing and any period thereafter within fifteen (15) days after the receipt thereof, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall deliver to Seller any such rent relating to the period prior to the date of Closing within fifteen (15) days after the receipt thereof. Seller and Purchaser agree that all rent received by Seller or Purchaser after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. With respect to percentage rents based upon gross sales or other income generated by the business of a tenant located on the Property during a specified period of time (the “Applicable Period”), Purchaser shall, upon collection of such percentage rent, remit to Seller an amount equal to the product obtained by multiplying the percentage rent so collected by a fraction, the numerator of which is the number of days which have elapsed in the Applicable Period prior to the date of Closing and the denominator of which is the total number of days in the Applicable Period. With respect to additional rent attributable to insurance, taxes, common area maintenance and other operating expenses which are passed through to tenants under the Lease (the “Pass Through Expenses”) which (i) have been billed by Seller to tenants prior to Closing but which have not been collected or (ii) which have not been billed to tenants by Seller prior to Closing and relate to periods prior to the Closing and for which Purchaser bills subsequent to closing (Purchaser hereby agreeing to so bill on Seller’s behalf), Purchaser shall in accordance with each such tenant’s lease and upon collection of same, remit to Seller an amount equal to that portion of Pass Through Expenses which accrued prior to Closing. If Seller has billed and collected Pass Through Expenses which relate to periods after the Closing or if Seller has collected and not expended monies for obligations as to Pass Through Expenses as to which Purchaser would be liable or would be obligated to refund to tenants, Seller shall credit the same to Purchaser at Closing. Any Pass Through Expenses collected by Purchaser after the Closing shall be applied as designated by the tenant and if the tenant does not designate, first to current Pass Through Expenses and then to delinquent Pass Through Expenses, if any, in the inverse order of maturity. Purchaser hereby assumes responsibility for the payment of any unpaid leasing commissions and tenant inducement costs with respect to any new Leases or Lease renewal or modification approved (or deemed approved) by Purchaser pursuant to Section 5.4(c) below from and after the Effective Date. Seller shall be responsible for payment of and shall credit Purchaser at Closing with any unpaid leasing commissions and tenant inducement costs with respect to the current terms of the Leases at the Property other than such approved new Leases or renewals or modifications.

(b) Rental under the Ground Lease and payments due into the Basin Management Fund (as defined in that certain Recreational Land Use Agreement dated June 10, 1985, by and between the United States acting through the Bureau of Reclamation and the City of Scottsdale, Arizona, as amended, and applied to the Hotel pursuant to the 3rd Amendment to the Ground Lease).

(c) Tour agents’ and travel agents’ commissions with respect to the Hotel.

(d) General real estate taxes, water or sewer rates and charges (if not metered), personal property taxes, or any other governmental tax or charge levied or assessed against the Property (collectively, the “Taxes”), relating to the Property and payable during the year in which Closing occurs. If the Closing shall occur before the actual Taxes payable during the year of Closing are known, the apportionment of Taxes shall be upon the basis of the latest available tax rates and assessed value of the Property, provided that, if the Taxes for the year of Closing are thereafter determined to be more or less than the Taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than the date that is thirty (30) days from and after the date that the final invoices for taxes for the Property for the year in which the Closing occurs are issued by the applicable taxing authority, except in the case of an ongoing tax protest) shall adjust the proration of such Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. Further, if Seller or Purchaser undertakes a tax protest with respect to all or any portion of the Taxes for the year in which Closing occurs or Seller does so with respect to any previous year, any refund relating to any previous year shall be the property of Seller, and any refund relating to the year in which Closing occurs shall be prorated as of the Apportionment Date, subject in each case to payment of any of such refunds as are due to Tenants under the Leases. All Taxes assessed for periods after the date of Closing shall be paid by Purchaser.

(e) With respect to electricity, telephone, television, cable television, gas, water and sewer services that are metered and other utilities (collectively, the “Utilities”), Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Apportionment Date. Seller shall be responsible for all charges based on such final meter reading, and Purchaser shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be pro rated as of the Apportionment Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the date of Closing falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

(f) Room charges, room service charges, valet, telephone and similar charges as to the Hotel for the night commencing on the Apportionment Date and ending on the morning of the date of Closing shall be apportioned fifty percent (50%) to Seller and fifty percent (50%) to Purchaser. Dinner and bar charges for the evening of the Apportionment Date shall be the property of Seller. Breakfast charges for the morning of the date of Closing shall be the property of Purchaser.

(g) Seller shall receive full reimbursement from Purchaser at Closing for each of the following items:

(i) prepaid fees or other charges for transferable licenses, advertising expenses (but only to the extent such expenses relate to advertising reasonably useable by Purchaser), permits, telephone equipment, telephone rental, or other items, if any, to the extent the rights to such prepaid fees or other charges are assigned by Seller to Purchaser at Closing; and

(ii) transferable deposits with companies providing Utilities, if any, to the extent the rights to such transferable deposits are assigned by Seller to Purchaser at Closing.

(h) Amounts prepaid or payable under any Operating Agreements.

(i) Such other items as are customarily provided and adjusted in the sale of a hotel (including, without limitation, promotional items and trade advertising due bills to the extent such expenses relate to advertising reasonably useable by Purchaser) shall be apportioned between Seller and Purchaser).

(j) The apportionments as to the Hotel in this Section 4.5 shall be prepared, to the extent applicable, in accordance with the current edition of the Uniform System of Accounts for Hotels of the Hotel Association of New York City, Inc., as adopted by the American Hotel Association of the United States and Canada.

4.6 Inventories. Purchaser shall acquire as of the Closing, as part of the Property and without additional consideration, all inventories of Operating Equipment and Operating Supplies (each as defined in the New HMA) at the Property as of the Apportionment Date, excluding (a) all Unopened (as defined below) cases of food and beverage inventory usable on or following the Closing Date located on or used in connection with the Property as of the Apportionment Date (excluding Unopened alcoholic beverages, all of which shall be purchased by Purchaser pursuant to Section 5.8) and (b) goods and merchandise owned by Seller or any Seller affiliate and used for retail sale in the ordinary course of business in the retail portions of the health club and recreation area or other retail concession operated within the Hotel (provided that such inventory is usable for retail sales on or following the Closing Date). All such inventory shall be separately paid for by Purchaser at Closing at the lesser of Seller’s cost or book value. During the night of the Apportionment Date, and prior to the time scheduled for the commencement of Closing on the date of Closing, representatives of both Seller and Purchaser shall prepare an inventory of all such Unopened food and beverage items and retail inventory, together with a schedule identifying the unit cost of such items, as actually paid by Seller, or the current value of such items held by Seller, as supported by the Books for the Property. For the foregoing purposes and the purposes of Section 5.8 below, “Unopened” shall mean inventory which remains in unopened crates or cases or which otherwise is stored in new or sealed condition (included, without limitation, unopened bottles of alcoholic beverages) awaiting use in any storage location at the Hotel and not in guest rooms, in service or held for immediate service use at public bars or restaurants or otherwise circulating for use in the Hotel. At Seller’s request, Purchaser shall execute and deliver to Seller at Closing a resale certificate, in the form required for such purposes and customary in hotel purchase and sale transactions in Arizona, confirming Purchaser’s intent to acquire items of Inventory held for retail sale at the Hotel for the purposes of such retail sale.

4.7 Accounts Receivable and Accounts Payable.

(a) As and when the same are received by Purchaser, Purchaser shall pay Seller the full amount of all accounts receivable outstanding as of the date of Closing owing from any present guests of the Hotel incurred during the pre-Closing portion of that guest’s present stay, and room and related charges for all guests of the Hotel for the night of the Apportionment Date shall be apportioned as provided in Section 4.5(e). Said accounts receivable are hereinafter referred to as the “Included Accounts Receivable.” Purchaser is not purchasing any of the receivables of the Hotel, including, without limitation, the Included Accounts Receivable. Purchaser and Seller shall cooperate in the collection of such accounts receivable (including, without limitation, the Included Accounts Receivable), and for such purpose, Seller shall be entitled to monitor and consult with Purchaser for a period of one hundred twenty (120) days following the Closing regarding the status of and procedure for collection of such accounts. Purchaser agrees to direct and authorize the Hotel’s employees to cooperate with Seller’s representative in reviewing accounts receivable, and in answering any inquiries with respect thereto. Purchaser further agrees to promptly remit to Seller any funds received by it in payment of such accounts receivable. With regard to any collection made from any person or entity who is indebted to the Hotel both with respect to accounts receivable accruing prior to the Closing and to the accounts receivable accruing subsequent to the Closing (other than Included Accounts Receivable), such collection shall be applied as designated by the payor, but if there is no designation, then any such collections received within ninety (90) days after the Closing shall be applied first to the indebtedness accrued subsequent to the Closing, but thereafter, any such collections shall be applied first to the payment of any amounts due to Purchaser on accounts accruing prior to the Closing.

(b) Purchaser shall be credited, at Closing, for any accounts payable outstanding on the date of Closing, with respect to the operation of the Hotel prior to Closing, except those accounts payable that are disputed by Seller. Seller shall identify all such disputed accounts payable as provided in Section 4.7(c) and shall indemnify, defend and hold Purchaser harmless against any liability arising out of any accounts payable dispute(s) so identified by Seller. The accounts payable for which Purchaser is entitled to a credit against the Purchase Price at Closing are hereinafter referred to as the “Assumed Accounts Payable.” In consideration of the credit against the Purchase Price, Purchaser agrees to pay all Assumed Accounts Payable as and when due and further agrees to indemnify, defend and hold Seller harmless from and against any cost or liability resulting from nonpayment or late payment of any of such Assumed Accounts Payable.

(c) During the night of the Apportionment Date, and prior to the time scheduled for the commencement of the Closing on the Date of Closing, Seller’s representatives shall prepare and deliver to Purchaser or its representatives a schedule detailing all Assumed Accounts Payable incurred prior to the Apportionment Date.

4.8 Cash; House Banks; Reserves. The sale of the Hotel includes, without additional consideration, the full amount of any funds unexpended in the Replacement Reserve Account maintained under the Current HMA (which reserve shall be accumulated, maintained and used in connection with the Property in accordance with current practices and procedures, which shall be consistent with the practices and procedures contemplated for the Replacement Reserve Account established under the New HMA). The sale of the Hotel does not include any deposits or reserves held by or pursuant to the requirements of any lender under any Hotel financing or any other cash, checks and other funds, including till money, house banks, and notes, securities and other evidence of indebtedness held at the Hotel as of the Apportionment Date, nor does it include balances on deposit to the credit of Seller or the Operator, as Seller’s agent under the Current HMA, with banking institutions (collectively, the “House Banks”) or any other funds, operating accounts or reserves (excepting the Replacement Reserve Account) held by Seller, Operator on behalf of Seller, or otherwise on Seller’s behalf, and the same shall be retained by Seller on the date of Closing. Notwithstanding the foregoing, till money and other cash on hand in the Hotel only shall be counted as of 11:59 p.m. local time at the Property on the Apportionment Date, and Purchaser shall retain such cash on hand (which shall be held and applied by Operator in accordance with the New HMA) and Seller shall be credited with a like amount at Closing.

4.9 Reservation and Other Deposits. On the date of Closing, the aggregate amount of any Reservation Deposits or other advance payments and deposits received by Seller (which shall be retained by Seller) shall be credited against the Purchase Price for the benefit of Purchaser. Purchaser shall execute a receipt for any Reservation Deposits or other advance payments and deposits for which Purchaser receives a credit against the Purchase Price, and shall indemnify and hold Seller harmless from and against all claims by, and liabilities to, future guests or other persons or entities which have made deposits pertaining to the application or return of the Reservation Deposits or other advance payments and deposits for which Purchaser receives a credit against the Purchase Price, in accordance with this Section 4.9.

4.10 Safes and Baggage. On the date of Closing, Seller shall cause the delivery to Purchaser of all of Seller’s keys to the safes in the Hotel. On the date of Closing, Seller shall give written notices to those persons who have deposited items in the safes, advising them of the sale of the Hotel to Purchaser and requesting the removal or verification of their contents in the safes. All such removals or verifications on the date of Closing shall be under the supervision of Seller’s and Purchaser’s respective representatives. All contents that are to remain in the safes shall be recorded. Items belonging to guests who have not responded to such written notice by so removing and verifying their safe contents by the end of the date of Closing shall be recorded in the presence of the respective representatives. Any such contents so verified and recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any liability therefor (except to the extent that Operator would bear liability to Purchaser for such matters under the New HMA). Seller hereby agrees to indemnify and hold Purchaser harmless from and against any liability arising from claims by guests for any loss of contents in the safe not recorded on the date of Closing or based on damage occurring prior to the date of Closing which is verified and recorded on the date of Closing. On the date of Closing, representatives of Purchaser and Seller shall take an inventory of all baggage, valises and trunks checked or left in the care of Seller. From and after the date of Closing, Purchaser shall be responsible for all baggage listed in said inventory, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any liability therefor (except to the extent that Operator would bear liability to Purchaser for such matters under the New HMA). Seller shall remain liable for any acts or omissions with respect to such baggage which occurred prior to the date of Closing as well as for claimed omissions from said inventory, and Seller hereby agrees to indemnify and hold Purchaser harmless from and against any liability therefor.

4.11 Employees; 401(k) Plan.

(a) Seller shall, at Seller’s election (subject to applicable legal requirements), pay or credit Purchaser at Closing for any “Compensation” accrued and unpaid prior to the date of Closing with respect to Hotel Employees (defined in Section 5.9) prior to Closing. As used herein, “Compensation” shall mean the direct salaries and wages and other aggregate compensation paid to or accrued for the benefit of any employee together with all fringe benefits payable to or accrued for the benefit of such employee as to which the employer is responsible, including, without limitation, employer contributions under F.I.C.A., fringe benefits, annual bonuses, unemployment compensation or other employment taxes, pension fund contributions, vacation pay, sick leave, worker’s compensation, group life and accidental and health premiums, and pension or profit sharing, retirement, disability and other similar benefits. Purchaser shall be responsible for and shall pay (i) all Compensation with respect to the operations of the Property on and after the date of Closing and (ii) all Compensation which is accrued but not payable as of the Closing and for which Purchaser is credited at Closing. For these purposes, vacation benefits, sick leave, annual bonuses and related payroll expenses of Hotel Employees (the “Supplemental Employee Expenses”) as of the Closing shall be treated as accrued and subject to proration solely (A) if vested and not subject to expiration if not used or termination in the event of the employee’s departure or (B) to the extent of 70% of any such accrued Supplemental Employee Expenses subject to later vesting or expiration if not used or termination in the event of the employee’s departure. With respect to accrued bonuses for 2006, Seller’s pro-rated share at Closing shall be based upon Operator’s reasonable estimate of the bonuses to be paid to such Hotel Employees for 2006. No later than March 31, 2007, or earlier upon the mutual agreement of the parties, the parties shall adjust Seller’s pro-rated share of the bonuses paid to the Hotel Employees for 2006 based upon the actual amounts of such bonuses (as shown by such supporting documentation as may be reasonably required by either party), and Purchaser or Seller, as the case may be, shall make such additional payment or refund as shall be required by such adjustment. Purchaser acknowledges that the New HMA shall initially afford the Hotel Employees continuation of all rights under Operator’s existing Section 401(k) plans and health care plans, as previously afforded under the Current HMA.

4.12 Property Not Included In Sale. The following shall not be included in the Property to be sold hereunder: Tax deposits, utility deposits and other deposits, except for transferable utility deposits, which are to be apportioned as herein provided, and except for Reservation Deposits which are credited against the Purchase Price in accordance with Section 4.9.

4.13 Settlement of Apportionments. If the computation of the apportionments and adjustments described in this Section 4 shows that a net amount is owed by Seller to Purchaser,

such amount shall be credited against the Purchase Price as provided for in Section 1.5. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid by wire transfer to Seller by Purchaser on the Closing Date in addition to the payment of the cash portion of the Purchase Price to be made by Purchaser under Section 1.5.

4.14 Closing Costs. Seller shall pay: (a) the fees of any counsel representing it in connection with this transaction; (b) any transfer tax, sales tax, documentary stamp tax or similar tax and any bulk sales tax which becomes payable by reason of the transfer of the Property; (c) one-half (1/2) of the premium for the ALTA owner’s policy of title insurance to be issued to Purchaser by the Title Company at Closing (the “Purchaser’s Title Policy”); and (d) one-half (1/2) of any escrow fee which may be charged by the Title Company. Purchaser shall pay: (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) one-half (1/2) of the premium for the Purchaser’s Title Policy; (iii) the premiums for any endorsements to the Purchaser’s Title Policy; (iv) the cost of updating or recertifying the Survey; (v) all recording fees; and (vi) one-half (1/2) of any escrow fees charged by Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.15 Utility Services and Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company not assigned to Purchaser pursuant to the provisions hereof, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective on the Date of Closing.

4.16 Capital Programs.

Purchaser and Seller acknowledge that Operator is currently engaged in certain material programs of Capital Improvements at the Hotel approved by Seller in the Annual Budget for the Hotel for 2006 and enumerated on the 2006 Capital Status Report set forth as Exhibit S to this Agreement under the captions “Approvals” (collectively, the “Capital Programs”) and contemplating aggregate expenditures on account of such Capital Programs in the aggregate amount of $3,878,000 (the “Approved Cap Ex Amount”). Of such aggregate amount, the Capital Programs identified as the “2005 Carryover Projects” on Exhibit S are estimated to cost an aggregate of $1,725,000 and the other Capital Programs contemplated for 2006 on Exhibit S are estimated to cost an aggregate of $2,153,000. Purchaser acknowledges and agrees to be bound by Seller’s approval of the scope of all of the Capital Programs and to complete such Capital Programs in accordance with the HMA, provided that Purchaser and Seller have agreed as follows:

(a) Seller shall be debited and Purchaser shall be credited at Closing with the amount, if any, by which Seller’s aggregate expenditures on Capital Programs in 2006 are less than the aggregate Approved Cap Ex Amount forecast on Exhibit S to have been expended on the Capital Programs in 2006. If, however, Seller has expended more than the Approved Cap Ex Amount on the Capital Programs as of the Closing Date, Seller shall receive a credit and Purchaser shall be debited with the amount of such excess expended by Seller.

(b) Purchaser shall assume the obligations under the HMA for the payment of costs of the Capital Programs not paid as of the Closing Date, with any cost savings or cost overruns following the Closing Date solely for the account of Purchaser. Purchaser shall fund at Closing into the Hotel’s Accounts the full amount of the credit afforded Purchaser pursuant to this Section (or such lesser amount as Seller and Operator shall approve as necessary to ensure the uninterrupted progress to conclusion of the Capital Programs and the payment in full and timely fashion following the Closing Date of all progress and other payments due under for the conduct of the Capital Programs).

(c) Seller shall not approve (and shall ensure that Operator shall not commence or commit to) any of the Capital Improvements at the Hotel enumerated on the 2006 Capital Status Report set forth as Exhibit S to this Agreement which are not identified under the captions “Approvals” (i.e. are not Capital Programs) without Purchaser’s prior written consent. In addition, Seller shall not approve or commit to (and shall ensure that Operator shall not commit to) any expenditures with respect to the Capital Programs in excess of the amounts budgeted for such Capital Programs on Exhibit S, without Purchaser’s prior written consent.

(d) Purchaser acknowledges that the Approved Cap Ex Amount and the monthly forecasts of expenditures on account of the Capital Programs are but estimates and that neither Seller nor Operator has expressed any representation or warranty with respect to either the cost or the time required to conduct or complete the approved Capital Programs.

4.17 Post-Closing Adjustments and Collections. Concurrently with the Closing, representatives of Seller and Purchaser shall cause a preliminary closing statement to be prepared reflecting their respective closing costs, the apportionments, the payment of the Purchase Price and all other terms of this Agreement affecting or relating to the amount of and adjustments to the consideration to be paid for the Property. In the event either Purchaser or Seller becomes aware of any item in the closing statement which requires adjustment as a result of new information or the ascertainment of actual amounts for items which are the subject of estimates at Closing, it shall promptly advise the other in writing and provide such supporting documentation as shall reasonably be required. Upon the ninetieth (90th) day following the date of Closing, or earlier upon mutual agreement of the parties, Purchaser or Seller, as the case may be, shall make such additional payment or refund as shall be required by the aggregate of any such post-Closing adjustments, including, without limitation, the adjustments resulting from collection of accounts receivable that are not Included Accounts Receivable and a final closing statement shall be prepared to reflect such revisions, subject only to subsequent adjustments provided for in Section 4.5. This provision shall not merge with the grant deed delivered hereunder but shall survive Closing.

4.18 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing, including but not limited to, those provided for in Section 5.4.

(d) The Title Company shall be irrevocably committed to issue, or shall have issued, the Title Policy.

(e) Purchaser’s receipt of written confirmation from Seller on or prior to the Closing Date that any preemptive rights of Legacy Hotels Real Estate Investment Trust to purchase the Property have been waived or expired without exercise.

4.19 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing, including, but not limited to, those provided for in Sections 5.7, 5.8 and 5.9.

(e) Any preemptive rights of Legacy Hotels Real Estate Investment Trust to purchase the Property have been waived or expired without exercise.

4.20 Failure or Waiver of Conditions Precedent.

In the event any of the conditions set forth in Sections 4.18 or 4.19 are not fulfilled or waived, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end. No such termination shall relieve either party of any obligations or liabilities arising as a consequence of a breach or default under this Agreement or in respect of any claim under any indemnification provision set forth in this Agreement. Purchaser and Seller may, at their election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth, respectively, in Sections 4.18 or 4.19. In the event this Agreement is terminated as a result of the failure of any condition set forth in Sections 4.18 or 4.19 (or as a result of any other event giving rise to a right on the part of Purchaser to terminate this Agreement), Seller shall within one business day direct Title

Company to return the full amount of the Deposit to Purchaser. In addition, if for any reason, this Agreement is terminated based upon the failure of either or both of the conditions set forth in Sections 4.18(e) or 4.19(e), Seller shall pay to Purchaser within five (5) business days following such termination an additional amount equal to (a) One Million Dollars ($1,000,000) plus (b) Purchaser’s reasonable out-of-pocket expenses incurred in connection with the transaction contemplated by this Agreement, up to a maximum amount of Three Hundred Seventy-Five Thousand Dollars ($375,000).

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date (each of which is qualified by the additional disclosure items or information set forth on Exhibit Q attached to this Agreement, if any):

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of Delaware. Seller has, or will have prior to Closing, the full right and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

(b) Pending Actions. To Seller’s knowledge, and except as set forth on the schedule in Exhibit Q, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against Seller, Operator (but only if it affects the Property), the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to, use or operation of the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

(c) Leases. Seller is the lessor under the Leases. Except as set forth in the Lease Schedule, there are no other leases or occupancy agreements to which Seller is a party affecting the Property. Seller does not represent or warrant that any of the Leases will be in force or effect at Closing or that the tenants under the Leases will have performed its or their obligations thereunder. The termination of any of the Leases prior to Closing by reason of the tenant’s default or otherwise shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser. Seller has delivered to Purchaser a true, correct and complete copy of each Lease. Except as may otherwise be disclosed on the Lease Schedule, to Seller’s knowledge: (i) each of the Leases is in full force and effect; (ii) none of the tenants is in material default in the observance of any of the material covenants or conditions to be kept, observed or performed by it under its Lease; and (iii) Seller has not received from any tenant under any Lease a notice of default or claimed default on the part of Seller.

(d) Ground Lease. Seller has delivered to Purchaser a true, correct and complete copy of the Ground Lease. Except as may otherwise be disclosed on Exhibit Q, to Seller’s knowledge: (i) the Ground Lease is in full force and effect; (ii) Seller is not in material default in the observance of any of the material covenants or conditions to be kept, observed or performed by it under the Ground Lease; and (iii) Seller has not received from the lessor under the Ground Lease a notice of default or claimed default on the part of Seller.

(e) Condemnation. To Seller’s actual knowledge, no condemnation proceedings relating to the Property are pending or threatened.

(f) Operating Agreements. To Seller’s actual knowledge, Exhibit D identifies all Operating Agreements (exclusive of: (A) any purchase orders with respect to Hotel supplies, operating equipment, food and beverage, items relating to repairs, maintenance and replacement, and similar items ordered and delivered in the ordinary course of business, except to the extent that any of the foregoing involves contracts for significant goods or services to be provided on an ongoing basis); (B) arrangements with media, advertising, airlines and travel professionals regarding the sales and marketing of the Hotel; (C) bookings and reservations agreements relating to Hotel facilities; (D) licenses relating to software used in the operations of the Hotel and (E) similar customary agreements executed by Operator in the ordinary course of Hotel operations and consistent with the New HMA and the approved Annual Budget under the New HMA.). To Seller’s knowledge, Seller has not received nor has Seller delivered any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under the Operating Agreements. Seller has delivered to Purchaser a true, correct and complete copy of all of the Operating Agreements on Exhibit D.

(g) Violations. Except as set forth on Exhibit Q, to Seller’s actual knowledge, Seller has received no written notice that the use and operation of the Property is not in full compliance with applicable building codes, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, and Seller has not received any written notification from any governmental or public authority (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

(h) Taxes. All federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes, sales or use taxes and real property (including secured personal property) taxes and assessments due and payable as of the date of this Agreement in connection with the ownership or operation of the Hotel have been paid. All such taxes due and payable or accrued as of the date of Closing will be paid by Seller or credited to Purchaser under Section 4.5(c).

(i) Insurance; Insurance Notices. Seller currently has in force those policies of casualty insurance set forth on Exhibit P (the “Casualty Policies”). Seller has delivered to Purchaser true, correct and complete copies of the Casualty Policies. Except as set forth in Exhibit Q, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

(j) Environmental Matters. Except as set forth in any environmental assessment reports in Seller’s possession and delivered to Purchaser or as otherwise disclosed in writing to Purchaser, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property.

(k) Personal Property. Title to the Personal Property (which excludes, by definition, the property described on Exhibit B) is held by Seller, free and clear of any liens, encumbrances or interests of third parties. Purchase acknowledges that the composition of the Personal Property may change in accordance with the provisions of this Agreement and in the ordinary course of business.

(l) Benefit Plans. Excepting as disclosed to Purchaser in materials delivered or made available to Purchaser during the Inspection Period, Seller has no employee benefit plans, agreements, commitments or any other employee benefit arrangements of any type, whether or not written and whether or not maintained or contributed to pursuant to a collective bargaining agreement or agreement with a labor union or association representing employees, including, without limitation, any employment, consulting, deferred compensation agreements or arrangements, defined contribution or defined benefit plans, executive compensation, bonus or incentive pay plans, stock purchase or option plans, phantom stock option or stock appreciation right plans, severance plans or practices, vacation pay plans or any other fringe benefit plans.

(m) Employment Matters. Except as set forth in Exhibit Q, Seller has not received any written notice of any actions or investigations related to the payment of payroll taxes, wages or other payments due employees; any claims of unfair labor practices, related complaints or charges of discrimination; or arbitrations or grievance proceedings arising out of the operation of the Hotel.

(n) Golf Use Agreement. Seller has delivered to Purchaser a true, correct and complete copy of that certain Golf Facility Reservations and Use and Licensing Agreement, dated December 20, 1985 (the “Golf Use Agreement”). To Seller’s knowledge: (i) the Golf Use Agreement is in full force and effect; (ii) none of PGA Tour, Inc., Tournament Player’s Club of Scottsdale, Inc., Seller or Operator (as successor by assignment to Princess Hotels International, Inc.) is in material default in the observance of any of the material covenants or conditions to be kept, observed or performed by it under the Golf Use Agreement; and (iii) neither Seller nor Operator has received a notice of default or claimed default on the part of Seller under the Golf Use Agreement.

(o) Capital Program Expenditures. The aggregate costs paid by Seller through May 31, 2006, in connection with the conduct of the Capital Programs (as defined in Section 4.16 above) are as set forth on Exhibit S to this Agreement.

5.2 Knowledge Defined. References to the “knowledge” or “actual knowledge” of Seller shall refer only to the actual knowledge of the Designated Employees (defined below) of Seller and its affiliates, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to Operator, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employees” shall refer to the following persons: Sara Schultz (whom Seller represents is the most knowledgeable individual in Seller’s corporate offices with respect to the operations of the Property pursuant to her duties as asset manager in the ordinary course of business), Thomas Griffiths and Michael Glennie.

5.3 Survival of Seller’s Representations and Warranties.

The representations and warranties of Seller set forth in Section 5.1, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(f), shall survive Closing for a period of one hundred eighty (180) days (excepting Section 5.1(a), which shall have no such limitation)(the “Limitation Period”). No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Three Hundred Seventy-Five Thousand Dollars ($375,000)in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Limitation Period and an action shall have been commenced by Purchaser against Seller within ninety (90) days after the termination of the survival period provided for above in this Section 5.3. Purchaser agrees to first seek recovery under any insurance policies or service contracts prior to seeking recovery from Seller (other than commencement of an action to preserve Purchaser’s rights under this Section 5.3), and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies or service contracts. As used herein, the term “Cap” shall mean the total aggregate amount of Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000). In no event shall Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement or the certificate to be delivered by Seller at Closing pursuant to Section 4.2(g) hereof exceed the amount of the Cap. Any written disclosure delivered to Purchaser by Seller or any other entity prior to the end of the Inspection Period, and any fact or matter which is within the actual knowledge of Purchaser (which as used herein shall mean only the actual knowledge of Stephen K. Miller or Cory Warning) shall constitute notice to Purchaser of the fact or matter so disclosed or actually known, as applicable, and Purchaser shall be deemed to have waived any claim against Seller on account of any inconsistency between such fact or matter and any of the foregoing representations and warranties if Purchaser does not terminate this Agreement prior to the end of the Inspection Period. In addition, any written disclosure delivered to Purchaser by Seller or any other entity or any matter actually known to Purchaser following the expiration of the Inspection Period and prior to the Closing which is materially inconsistent with any of the foregoing representations and warranties shall constitute notice to Purchaser of the matters disclosed, and Seller shall have no further liability on account of any such inconsistencies if Purchaser waives such matter in writing and consummates the transaction contemplated hereby. For the purposes of this Agreement, any disclosure by Seller of any matter made in any of the Schedules or Exhibits to this Agreement shall be deemed a disclosure of such matter in each and every Schedule or Exhibit to this Agreement. In the event that, prior to the Closing, Purchaser obtains actual knowledge of any information which indicates that any of the representations and warranties (including any of the matters disclosed in any of the Schedules or Exhibits hereto) are untrue, Purchaser shall promptly advise Seller in writing of such information. Purchaser shall be deemed to have waived the inaccuracy of any such representation and warranty to the extent Purchaser fails to notify Seller of Purchaser’s disapproval of such information pursuant to the preceding sentence and thereafter consummates the transactions contemplated hereby. In the event Purchaser waives in writing any representation or warranty, then Seller shall have no liability under this Agreement for such representation or warranty to the extent waived.

(b) CP Hotels (U.S.) 1998 Inc., a Delaware corporation (“CP1998”) hereby undertakes and agrees that CP1998 shall be jointly and severally liable with Seller to Purchaser for any payment obligations and other liabilities of Seller under this Agreement arising or payable following the Closing Date (including, without limitation, obligations and liabilities arising under Section 4.5, Sections 5.1, 5.3 and 5.4 or any of the documents delivered on the Closing Date and attached as exhibits to this Agreement, provided that (i) such liability shall be subject to all of the limitations applicable to Seller’s liabilities set forth in this Agreement and (ii) in no event shall such liability of CP1998 survive with respect to any of Purchaser’s claims not made prior to the expiration of the Limitation Period.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof. Without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed) Seller shall not enter into, amend or terminate any Operating Agreement or the Casualty Policies, remove any material amount of the Personal Property other than in the ordinary course of business and without replacing the same if so required in the ordinary course of business nor allow the Casualty Policies to expire or lapse for nonpayment of premiums.

(b) Seller shall use its good faith, commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to the Closing Date a written estoppel in the form of Exhibit N-1 (with such modifications on which Purchaser and Seller reasonably may agree) (the “Ground Lease Estoppel”) signed by the City of Scottsdale as the landlord under the Ground Lease. Notwithstanding anything herein contained to the contrary, Seller’s inability to obtain the Ground Lease Estoppel shall not constitute a default by Seller, but delivery of the Ground Lease Estoppel shall be a condition to Purchaser’s obligation to close hereunder. To the extent that any matters as to which Seller has made a representation or warranty herein are encompassed within the Ground Lease Estoppel, such representation or warranty shall no longer be effective and Purchaser shall have no rights in connection therewith.

(c) Seller shall use its good faith, commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to the expiration of the Inspection Period, written estoppel certificates (i) in the form of Exhibit N-2 (or as otherwise may be specified in any Lease or with such modifications on which Purchaser and Seller reasonably may agree) (each a “Tenant Estoppel”) signed by each of the tenants under any Leases; and (ii) in the form on which Purchaser and Seller reasonably may agree (each a “Contract Estoppel”) signed by any party to any material covenants, conditions and agreements affecting the Property or agreements affording the Property use and access rights to any off-site facilities material to the operations of the Hotel. Notwithstanding anything herein contained to the contrary, Seller’s inability to obtain any Tenant Estoppel or Contract Estoppel shall not constitute a default by Seller hereunder nor shall delivery of all Tenant Estoppels or Contract Estoppels be a condition to Purchaser’s obligation to close hereunder. To the extent that any matters as to which Seller has made a representation or warranty herein are encompassed within any Tenant Estoppel or Contract Estoppel, such representation or warranty shall no longer be effective and Purchaser shall have no rights in connection therewith.

(d) Seller shall use its good faith, commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to the Closing Date a written estoppel in a form reasonably requested by Purchaser (with such modifications on which Purchaser and Seller reasonably may agree) (the “PGA Golf Use Estoppel”) signed by the PGA Tour, Inc. with respect to the Golf Use Agreement. Notwithstanding anything herein contained to the contrary, Seller’s inability to obtain the PGA Golf Use Estoppel shall not constitute a default by Seller hereunder, nor shall delivery of the Golf Use Estoppel be a condition to Purchaser’s obligation to close hereunder. To the extent that any matters as to which Seller has made a representation or warranty herein are encompassed within the PGA Golf Use Estoppel, such representation or warranty shall no longer be effective and Purchaser shall have no rights in connection therewith.

(e) Seller shall use its good faith, commercially reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to the Closing Date a written estoppel in a form reasonably requested by Purchaser (with such modifications on which Purchaser and Seller reasonably may agree) (the “Tournament Golf Use Estoppel”) signed by the Tournament Players Club of Scottsdale, Inc. with respect to the Golf Use Agreement. Notwithstanding anything herein contained to the contrary, Seller’s inability to obtain the Tournament Golf Use Estoppel shall not constitute a default by Seller hereunder, nor shall delivery of the Tournament Golf Use Estoppel be a condition to Purchaser’s obligation to close hereunder. To the extent that any matters as to which Seller has made a representation or warranty herein are encompassed within the Tournament Golf Use Estoppel, such representation or warranty shall no longer be effective and Purchaser shall have no rights in connection therewith

(f) A copy of any new lease or renewal or modification of any Lease which Seller wishes to execute between the Effective Date and the date of Closing will be submitted to Purchaser for its approval prior to execution by Seller. Purchaser agrees to notify Seller in writing within ten (10) days after its receipt thereof of either its approval or disapproval, including all tenant inducement costs and leasing commissions to be incurred in connection therewith. Purchaser’s approval of any new lease, renewal or modification shall not be unreasonably withheld. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the ten (10) day time period for such purpose set forth above, such failure shall be deemed the approval by Purchaser. At Closing, Purchaser shall reimburse Seller for any tenant inducement costs, leasing commissions or other expenses, including legal fees, incurred by Seller pursuant to a new Lease or a renewal or a modification approved (or deemed approved) by Purchaser.

(g) Seller shall cause the Current HMA to be terminated as of the Closing Date.

(h) Seller shall have the right to make and accept Reservations for use of the Hotel’s rooms, banquet and restaurant facilities and meeting and convention facilities (and accept cancellations of such Reservations) in the ordinary course of business at Operator’s customary rates and charges and Purchaser agrees to honor and assume all such Reservations following Closing.

(i) Seller acknowledges that as an affiliate of a public company Purchaser will require audited financial statements relating to the Hotel for the three (3) full calendar years prior to the Closing Date. Seller will use its commercially reasonable efforts, at no cost or liability to Seller, to request the accountants that prepared such audited financial statements to permit Purchaser and its affiliates to rely on such audits to the extent necessary for Purchaser’s affiliate to comply with its obligations as a public company. The covenant in the preceding sentence shall survive the Closing; provided, however, that the failure of the accountants affirmatively to permit Purchaser or its affiliates to rely on such audits shall not constitute a default of Seller hereunder, nor shall the granting of such permission by the accountants be a condition to Purchaser’s obligation to close hereunder.

5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a) Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b) There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

5.6 Survival of Purchaser’s Representations and Warranties. The representation and warranties of Purchaser set forth in Section 5.5(a) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of ninety (90) days.

5.7 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence of hazardous substances, and shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller arising from the presence of hazardous substances on the Property. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable).

5.8 Alcoholic Beverage Licenses. An affiliate of Operator, CP Hotels (U.S.) 1998 Inc., currently holds those licenses permitting the purchase, storage and sale of alcoholic beverages at the Property which are listed on Exhibit E (the “Liquor Licenses”) and shall continue to hold the Liquor Licenses as a nominee for such purposes of the Operator in accordance with the New HMA. Purchaser shall be required to purchase from Seller at the Closing, at the lesser of Seller’s cost or book value, the Unopened liquor inventory for the Hotel owned by Seller.

5.9 Employee and Related Matters. Purchaser hereby covenants with Seller as follows:

(a) Pursuant to the Current HMA, all employees and staff at the Hotel are currently employees of Seller. As of the Closing, all persons employed by Seller at the Hotel immediately prior to the Closing Date (“Hotel Employees”), at Seller’s election (an “Employer Election”) shall be (i) retained by Seller, who shall serve as the “Employment Affiliate” under the New HMA following the Closing Date or (ii) terminated, but offered “employment on substantially equivalent terms and conditions” for a period of at least ninety (90) days after the Closing Date by another affiliate of Operator acting as the Employment Affiliate. As used herein, the phrase “employment on substantially equivalent terms and conditions” shall include recognition of the accrued vacation balances (subject to the credits to Purchaser under the provisions of Section 4.11). Purchaser acknowledges that the Employment Affiliate shall initially afford the Hotel Employees continuation of all rights under the Hotel Employee’s existing Section 401(k) plans and health care plans, as required under the New HMA and otherwise shall be managed pursuant to the terms of the New HMA. Purchaser and Seller shall cooperate (and Seller shall cause Operator to cooperate) in such transition and all communications with the Hotel Employees about the termination and rehiring process to avoid any disruption in Hotel operations and to diminish employee concerns and any misinformation regarding the transfer of the employer function.

(b) Purchaser, through the payment of such costs as “Employee Expenses” under the New HMA, shall be responsible for all wages and benefits for Hotel employees who remain employed or accept employment with the Employment Affiliate as provided herein and pursuant to the “Owner’s” obligations under the HMA (x) arising or accruing on and after the date of Closing or (y) arising or accruing under the New HMA or otherwise arising as a matter of law for which Purchaser receives proration credit pursuant to this Agreement. Purchaser shall also be responsible for any “pay in lieu of notice”, that Seller or Operator must pay to Hotel Employees to the extent such “pay in lieu of notice” is provided because of “employment loss” of Hotel Employees under the provisions of the Worker Adjustment Retraining Notification Act (29 U.S.C. Section 2101 et seq.) (the “WARN Act”), except to the extent that such payments are required based on Seller’s failure to retain or offer employment to all Hotel Employees as required pursuant to clauses (i) or (ii) above. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all amounts that Seller is required to pay to Hotel Employees as a result of the imposition of liability under the provisions of the WARN Act in connection with this transaction, except to the extent that such liability arises based on Seller’s failure to retain or offer employment to all Hotel Employees pursuant to clauses (i) or (ii) above. Seller and Purchaser shall cooperate with respect to the timing and form of any notices required to be provided to Hotel Employees or governmental authorities regarding the sale of the Property.

(c) This subsection shall survive the Closing.

ARTICLE VI

DEFAULT

6.1 Deposit & Default by Purchaser.

Within one business day after the full execution of this Agreement, Purchaser shall deliver to Title Company for deposit into the escrow, the sum of EIGHTEEN MILLION DOLLARS ($18,000,000) (together with any interest accrued thereon, the “Deposit”). No provision of this Agreement shall be binding upon Seller unless and until Title Company shall have received the Deposit. If this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit shall be paid to Seller and credited against the Purchase Price. The entire amount of the Deposit shall be returned immediately to Purchaser in the event of the failure of any of the conditions precedent set forth in Section 4.17 above or if Purchaser shall otherwise be entitled to terminate this Agreement pursuant to the terms hereof (including, without limitation, due to a default by Seller). IN THE EVENT OF A BREACH BY PURCHASER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE ENTIRE AMOUNT OF THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. PURCHASER AND SELLER AGREE THAT, EXCEPT FOR SELLER’S RIGHT TO ENFORCE THE SURVIVING COVENANTS AND INDEMNITIES OF PURCHASER CONTAINED IN SECTIONS 1.7 AND 3.1 AND ARTICLE X, SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW OR IN EQUITY IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER.

ACCEPTED AND AGREED TO:

/s/SKM	/s/TPB
Purchaser	Seller

6.2 Default by Seller. If Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to terminate this Agreement and release Seller from any and all liability hereunder (provided, however, in a case where Seller shall willfully default on its obligations hereunder, Seller shall also pay to Purchaser a sum equal to Purchaser’s reasonable out-of-pocket expenses incurred in connection with the transaction contemplated by this Agreement, not to exceed the sum of Three Hundred Seventy Five Thousand Dollars ($375,000) or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before fifteen (15) days following the date upon which Closing was to have occurred. Notwithstanding the foregoing provisions of this Section 6.2, in the event that Seller’s Actionable Conduct (as defined below) shall cause the remedy of specific performance to be unavailable to Purchaser, then in addition to the remedies set forth above in this Section 6.2, Purchaser shall be entitled to seek Purchaser’s actual (but not consequential or punitive) damages resulting from Seller’s default, provided that Purchaser shall file suit for such damages on or before fifteen (15) days following the date upon which Closing was to have occurred. “Seller’s Actionable Conduct” shall mean Seller’s sale of the Property to a third party bona fide purchaser, or Seller’s willful creation of a defect in title which would prevent Seller from being able to convey the Property to Purchaser as required by this Agreement.

ARTICLE VII

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as defined below in Section 7.3), this Agreement shall remain in full force and effect provided Seller assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any Casualty Policy or condemnation awards relating to the premises in question. If Seller so assigns a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under the applicable Casualty Policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any Casualty Policy (including, without limitation, proceeds of business interruption insurance) or condemnation awards relating to the premises in question. If Seller so assigns a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under the applicable Casualty Policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (a) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Fifteen Million Dollars ($15,000,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII

COMMISSIONS

8.1 Brokerage Commissions. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.

9.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE

IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE OPERATOR OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY BUT WITHOUT WAIVER OF PURCHASER’S RIGHTS TO RELY ON AND OTHERWISE WITH RESPECT TO REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY

AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OF REGULATIONS.

9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1 Confidentiality. Purchaser and its representatives shall hold in confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that Purchaser may disclose such data and information as may be required by law and to the employees, consultants, accountants and attorneys of Purchaser, provided that such persons are instructed in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing damages or any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing.

10.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. Purchaser agrees to provide a copy of any such proposed public announcement to Seller at least two business days prior to its release in order to afford Seller an opportunity to review and the right to approve the form and content of any such public release, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Seller acknowledges that Purchaser is beneficially owned by a public company subject to disclosure requirements mandated by its governing documents, law or stock exchange regulation and that public announcements with respect to the information otherwise subject to the constraints set forth above may be so mandated. If Seller is unable to afford Purchaser the two business day period for review and approval of a proposed announcement based on unanticipated events which, in the opinion of Purchaser’s securities counsel, could expose Seller to violation of law or securities liability absent such an announcement, Seller shall have the right to make such announcement, provided that Purchaser in any event shall have provided Seller with the proposed announcement prior to release and afforded Seller such opportunity to review and approve the announcement as is reasonable in light of the circumstances.

10.3 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser may assign this Agreement, effective upon the Closing, to an affiliate of Purchaser owned or controlled by Purchaser, provided that such assignment shall not modify the terms and conditions of this Agreement or relieve Purchaser of any liability hereunder. Consistent with the terms of the New HMA, Seller shall cooperate and cause the Operator to cooperate in permitting Purchaser to structure its ownership of the Property and specific components of the Property consistent with its status as a real estate investment trust, provided that such structure and any operating lease entered into to effect such structure shall not adversely affect the rights of Seller or the rights or security of the tenure of the Operator under the New HMA.

10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) nationally recognized overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Scottsdale Princess Partnership
Canadian Pacific Tower
100 Wellington Street West, Suite 1600
Toronto, Ontario Canada M5K 1B7
Attention: General Counsel
Telecopy: (416) 874-2853

with a copy to:	Heller Ehrman LLP
333 Bush Street
San Francisco, California 94104
Attention: Brian D. Smith
Telecopy: (415) 772-6268

If to Purchaser:	SHR Scottsdale, L.L.C.
c/o Strategic Hotel Capital, Inc.
77 West Wacker Drive
Suite 4600
Chicago, Illinois 60601
Attention: General Counsel
Telecopy: 312 658 5799

with a copy to:	Perkins Coie LLP
131 S. Dearborn Street, Suite 1700
Chicago, Illinois 60603-5559
Attention: Daniel G.M. Marre
Telecopy: (312) 324-9632

10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller or Purchaser unless and until Seller and Purchaser shall execute and deliver the same each to the other.

10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.8 Tenant Notification Letter. Purchaser shall deliver to each Tenant a signed statement acknowledging Purchaser’s receipt and responsibility for the Tenant’s security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law.

10.9 Time of the Essence; Calculation of Time Periods. Time of performance is of the essence of this Agreement. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located or the United States of America, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time at the Property. The term “days” as used herein shall mean calendar days, with the exception of “business days”, which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State in which the Property is located or the United States of America.

10.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.11 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.12 shall survive Closing.

10.13 Counterparts; Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. Facsimile signatures on this Agreement shall be same as original signatures for all purposes.

10.14 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.15 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.15 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Title Company and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.17 Exhibits. The following exhibits, which are attached to this Agreement, are incorporated in and shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A -	Legal Description of the Land

(b)	Exhibit B-	Excluded Personal Property

(c)	Exhibit C-	Lease Schedule

(d)	Exhibit D-	Operating Agreements Schedule

(e)	Exhibit E	Liquor Licenses

(f)	Exhibit F-1	Deed

(g)	Exhibit F-2	Assignment and Assumption of Ground Lease

(h)	Exhibit G	Bill of Sale

(i)	Exhibit H	Assignment and Assumption of Leases

(j)	Exhibit I	Assignment and Assumption of Operating Agreements, Intangibles and Intellectual Property

(k)	Exhibit J	Notice to Tenants

(l)	Exhibit K	FIRPTA Certificate

(m)	Exhibit L	Reserved

(n)	Exhibit M	Designation Agreement

(o)	Exhibit N-1	Ground Lease Estoppel Form

(p)	Exhibit N-2	Tenant Estoppel Form

(q)	Exhibit O	New Management Agreement

(r)	Exhibit P	Casualty Policies

(s)	Exhibit Q	Additional Disclosure Items

(t)	Exhibit R	Residential Expansion Parcel Agreement

(u)	Exhibit S	Cap Ex Projects

10.18 Captions. References in this Agreement to “Section” are to the numbered Sections herein. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.19 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.20 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.21 No Personal Liability. No member or manager of Seller or Purchaser, no officer, director or partner of a member or manager of Seller or Purchaser, no disclosed or undisclosed principal of Seller or Purchaser and no person in any way affiliated with Seller or Purchaser shall have any personal liability with respect to this Agreement, any instrument delivered by Seller or Purchaser at the Closing or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process.

10.22 Costs of Enforcement. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay all costs and expenses incurred by the other party on account of such default or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys fees and disbursements.

10.23 Currency. All transactions referred to in this Agreement shall be made in lawful money of the United States in immediately available funds.

10.24 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: the indemnifications set forth in Sections 1.7 and 3.1, the last paragraph of Section 4.2; Sections 4.5, 4.7; the indemnifications set forth in Section 4.9 and 4.10; Sections 4.11; 4.12; 4.13; 4.14; 4.16; 5.1; 5.3; 5.4(j); 5.5, 5.6; 5.8, 5.9, 6.1(b), 8.1; 9.3; 10.1; 10.8; 10.9; 10.12; 10.15; 10.16 and 10.22.

10.25 Exclusivity. Seller agrees that, prior to the Closing or earlier termination of this Agreement, Seller shall not make, accept, solicit or consider any offer or proposal or other agreement to sell the Property.

10.26 Intentionally Omitted [See Section 1.7]

10.27 Title Company’s Agreement. Title Company, as escrow agent, is executing this Agreement to confirm its agreement to serve as escrow agent hereunder in accordance with the terms set forth in this Agreement and the separate escrow agreement referenced in Section 1.6.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:			PURCHASER:

SCOTTSDALE PRINCESS PARTNERSHIP, a general partnership formed under the laws of Arizona			SHR SCOTTSDALE, L.L.C., a Delaware limited liability company

By:	CP Hotels (Scottsdale 1) Inc.,		By:	/s/ Stephen K. Miller
	a Delaware corporation, general partner		Name:	Stephen K. Miller
			Title:	Senior Vice President Acquisitions & Development
	By:	/s/ Terence P. Badour
	Name:	Terence P. Badour
	Title:	Executive Vice President, Law and Administration

	By:	/s/ Thomas C. Griffiths
	Name:	Thomas C. Griffiths
	Title:	Vice President and Associate General Counsel

By:	CP Hotels (Scottsdale 2) Inc.,
a Delaware corporation, general partner

	By:	/s/ Terence P. Badour
	Name:	Terence P. Badour
	Title:	Executive Vice President, Law and Administration

	By:	/s/ Thomas C. Griffiths
	Name:	Thomas C. Griffiths
	Title:	Vice President and Associate General Counsel

CP Hotels (U.S.) 1998 Inc. executes this Agreement for the sole purposes of confirming the undertakings set forth in Sections 5.3(b) above:

CP Hotels (U.S.) 1998 Inc., a Delaware corporation

	By:	/s/ Terence P. Badour
	Name:	Terence P. Badour
	Title:	Executive Vice President, Law and Administration

	By:	/s/ Thomas C. Griffiths
	Name:	Thomas C. Griffiths
	Title:	Vice President and Associate General Counsel

TITLE COMPANY, AS ESCROW AGENT:

Lawyers Title Insurance Company

By:	/s/ Joel Lazarus
Its:	Escrow Officer